                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 Handy & Harman
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[HANDY & HARMAN LETTERHEAD LOGO]

R. N. DANIEL
CHAIRMAN

DEAR SHARE OWNER:

     This year the Annual Meeting of Shareholders will be held on Tuesday, May 13, at the offices of The Chase Manhattan Bank, 270 Park Avenue (Conference Room A, 11th Floor), in New York City, beginning at 11:00 A.M. We sincerely hope that you will be able to attend and participate in the business of the meeting. My associates, members of the Board and other executives of the Company will be on hand to welcome you and to talk individually with you before and after the meeting.

     Whether or not you plan to attend the meeting, you can be sure your shares are voted as you wish by promptly dating, signing and returning your Proxy card in the enclosed envelope.

                                          Cordially,

                                          /s/ R. N. Daniel

                                          R. N. DANIEL

April 2, 1997

                                 HANDY & HARMAN

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ------------------

                                  MAY 13, 1997

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of HANDY & HARMAN (the "Company") will be held at the offices of The Chase Manhattan Bank, 270 Park Avenue (Conference Room A, 11th Floor), New York, New York, on Tuesday, May 13, 1997, at 11:00 A.M., for the purpose of (1) electing nine directors to serve for the ensuing year and until their successors have been duly elected and qualified, (2) ratifying the appointment of KPMG Peat Marwick LLP, as independent auditors of the Company for 1997 and (3) transacting such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 26, 1997, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or adjournments thereof, and only shareholders of record as of such time are entitled to vote at the meeting.

     You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please date, sign and return your Proxy in the enclosed self-addressed stamped envelope.

                                          By order of the Board of Directors,

                                          PAUL E. DIXON
                                                         Secretary

Dated: April 2, 1997

                                 HANDY & HARMAN
                                250 PARK AVENUE
                            NEW YORK, NEW YORK 10177
                            TELEPHONE (212) 661-2400

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation by and on behalf of the Board of Directors (the "Board") of Handy & Harman (the "Company") of proxies for use at the 1997 Annual Meeting of Shareholders (referred to, for convenience, as the "Meeting") of the Company, to be held at the offices of The Chase Manhattan Bank, 270 Park Avenue (Conference Room A, 11th Floor), New York, New York, on Tuesday, May 13, 1997. The date of mailing of this Proxy Statement and the accompanying Proxy card is on or about April 2, 1997.

     At the Meeting all shares represented by a properly executed and not revoked Proxy in the accompanying form will be voted and, where instructions are specified, will be voted in accordance with the specification. Where instructions are not specified, the shares represented by such Proxy will be voted (a) FOR the election of all of the nine nominees for director named in this Proxy Statement and (b) FOR ratification of the appointment of independent auditors. In addition, the Proxy will be voted in the discretion of the proxyholders with respect to such other business as may come properly before the Meeting.

     Any Proxy may be revoked by a shareholder, by a written communication to the Secretary of the Company prior to or at the Meeting, to the extent the Proxy has not been voted. Sending in a signed Proxy will not affect a shareholder's right to attend the Meeting and to vote in person.

                  VOTING RIGHTS AND PRINCIPAL HOLDERS THEREOF

     In all matters each shareholder will be entitled to one vote for each share of Common Stock held of record at the close of business on March 26, 1997 (the "Record Date"). At the Record Date there were 11,993,344 shares of Common Stock outstanding. Common Stock is the only class of stock of the Company outstanding and the only security of the Company entitled to vote at the Meeting.

     As of the Record Date no person was known by the Board to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, except the Company understands from publicly available reports to the Securities and Exchange Commission that Mario J. Gabelli, Gabelli Funds, Inc., GAMCO Investors, Inc., Gabelli & Company, Inc., Gabelli Performance Partnership L.P., Gabelli International Limited and Gabelli International II Limited (each of One Corporate Center, Rye, New York 10580-1434) may be deemed to be a group beneficially owning 1,780,397 shares or approximately 14.8 percent of the Company's outstanding Common Stock; and Neuberger & Berman, LLC, its affiliates and subsidiaries, of 605 Third Avenue, New York, New York 10158-3698 may be deemed to be a group beneficially owning 1,102,025 shares or 9.2 percent of the Company's outstanding Common Stock. The foregoing "groups" may be considered to have sole voting and investment power with respect to the shares beneficially owned by the group, except insofar as the voting and investment power may be shared within the group.

     As of February 1, 1997, the Officers and Directors of the Company owned beneficially an aggregate of 586,204 shares or approximately 4.9 percent of the Company's Common Stock, including 90,268 shares, or approximately 0.8 percent of the Company's Common Stock which they may be deemed under the rules of the Securities and Exchange Commission to "beneficially own," but as to which they have disclaimed beneficial ownership.

     As used in this Proxy Statement, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this Proxy Statement, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date. Accordingly, the shares used in computing the percentages of

Common Stock as a class include both the shares actually outstanding on the Record Date plus 347,329 additional shares which may be acquired by Officers and Directors of the Company within 60 days, upon the exercise of stock options. No person who was during 1996 an Officer or Director of the Company or, to the knowledge of the Company based on publicly available information, the beneficial owner of more than ten percent of the Company's outstanding Common Stock failed to file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934, other than with respect to one transaction by Mr. Nichols.

                             ELECTION OF DIRECTORS

     The Board has set the size of the Board at nine persons as authorized by the By-Laws. At the Meeting, nine Directors (constituting the entire Board) are to be elected to hold office for the ensuing year and until their respective successors have been duly elected and qualified. Directors are elected by a plurality of the votes cast at the Meeting. In tabulating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote. All the nominees listed below were elected Directors at the 1996 Annual Meeting of Shareholders. The following table includes information concerning the nominees which has been furnished by the nominees:

                                                                                         BENEFICIAL
                                              PRINCIPAL OCCUPATION           DIRECTOR      STOCK
       NAME OF DIRECTOR         AGE          AND OTHER DIRECTORSHIPS          SINCE     OWNERSHIP(4)
------------------------------  ---   -------------------------------------  --------   ------------
Clarence A. Abramson(3).......  64    Health Industry Consultant; President    1991          4,921(6)
                                      and a Director, Healthcare Ventures
                                        International, Inc. Director,
                                        PolyPharm Corp., Acorda
                                        Therapeutics, Inc. and Gulfstream
                                        Pharmaceuticals, LLC.
Robert E. Cornelia(3).........  64    Management Consultant.                   1991          4,921(6)
Richard N. Daniel(1)..........  61    Chairman of the Board and Chief          1974        223,567(5)
                                        Executive Officer of the Company.
Gerald G. Garbacz(2)..........  60    Chairman, President and Chief            1988          6,834(6)
                                      Executive Officer of Nashua
                                        Corporation. Chairman of Cerion
                                        Technologies.
Frank E. Grzelecki(1).........  59    President and Chief Operating Officer    1988        145,280(5)
                                      of the Company. Director of Chartwell
                                        Re Corporation, The Morgan Group,
                                        Inc. and Spinnaker Industries, Inc.
Gouverneur M. Nichols(1)(2)...  78    Business Consultant.                     1973         19,548(6)
Hercules P. Sotos(3)..........  63    Director of PNC Bank, New England.       1993          4,725(6)
                                        Retired 1995 as Vice Chairman and a
                                        Director of Playtex Products, Inc.
Elliot J. Sussman(2)..........  45    President and Chief Executive Officer    1995          2,882(6)
                                      of Lehigh Valley Health Network, Inc.
                                        and Lehigh Valley Hospital, Inc.
                                        Professor of Medicine at
                                        Pennsylvania State University.
Roger E. Tetrault(2)..........  55    Vice Chairman and Chief Executive        1996          2,683
                                        Officer McDermott International,
                                        Inc. and J. Ray McDermott, S.A.

---------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

(4) The information set forth concerning beneficial ownership is as of February 1, 1997. At that date, each nominee individually had beneficial ownership of less than 1% of the total number of outstanding shares of Common Stock, except Mr. Daniel and Mr. Grzelecki whose beneficial ownership was approximately 1.9% and 1.2%, respectively. The shares set forth in the table do not include 89,068 shares owned by the wife of a nominee, as to which the nominee has disclaimed beneficial ownership.

(5) Includes 140,000 shares which Mr. Daniel has the right to acquire upon the exercise of stock options granted under the Company's 1995 Omnibus Stock Incentive Plan and 1991 Long-Term Incentive Stock Option Plan, and 133,750 shares which Mr. Grzelecki has the right to acquire upon the exercise of stock options granted under such Plans. For a discussion of such options, see "Stock Options" below.

(6) Includes 3,473 shares which Mr. Abramson may acquire, 2,725 shares which Mr. Sotos may acquire, 1,382 shares which Dr. Sussman may acquire and 683 shares which each of Mr. Cornelia, Mr. Garbacz, and Mr. Nichols may acquire upon exercise of stock options granted under the Outside Director Stock Option Plan discussed under the caption "Compensation of Directors" below.

     If any nominee should become unavailable for election for any reason, the Proxies will be voted for the election of an alternative nominee designated by the Board. The management of the Company has no reason to believe that any nominee will become unavailable. If no such alternative nominee is so designated, the membership of the Board will be reduced, pursuant to the By-Laws, to a number equal to the number of such nominees who are available for election.

CERTAIN ADDITIONAL INFORMATION CONCERNING NOMINEES

     Each nominee has been engaged in his current principal occupation for at least the last five years, except as indicated below.

     CLARENCE A. ABRAMSON -- Healthcare industry consultant since January 1994, prior thereto Vice President and Secretary of Merck & Co., Inc. (a major pharmaceutical company).

     RICHARD N. DANIEL -- Chairman of the Board and Chief Executive Officer of the Company since May 1992 and prior thereto Chairman of the Board, President and Chief Executive Officer of the Company.

     GERALD G. GARBACZ -- President and Chief Executive Officer of Nashua Corporation since January 1996 and Chairman since June 1996. Chairman of Cerion Technologies since May 1996. Formerly Chairman, Chief Executive Officer and Director of Baker & Taylor, Inc. (a distributor of books, video and other media materials) from March 1992 to July 1994; and prior thereto Executive Vice President of W. R. Grace & Co. (a multinational company).

     FRANK E. GRZELECKI -- President and Chief Operating Officer of the Company since May 1992 and prior thereto Vice Chairman of the Board of the Company.

     HERCULES P. SOTOS -- Retired since 1995. Formerly President of International Playtex Inc. and Vice Chairman and a Director of Playtex Products, Inc. (a manufacturer of health and beauty aid products) from prior to January 1991.

     ELLIOT J. SUSSMAN -- President and Chief Executive Officer and a Director of Lehigh Valley Health Network, Inc. and Lehigh Valley Hospital, Inc. since 1993; Professor of Medicine at Pennsylvania State University since 1994. Chairman of the Board and President of PennHEALTH, Inc. d.b.a. PennCARE. Formerly Associate Dean and Associate Professor of Medicine at University of Chicago from prior to January 1991.

     ROGER E. TETRAULT -- Vice Chairman and Chief Executive Officer of McDermott International, Inc. and J. Ray McDermott, S.A. since March 1997. Formerly President, General Dynamics Land Systems, Inc. from 1993-1997 and formerly President, Electric Boat Division of General Dynamics Corporation from 1991-1993.

COMMITTEES OF THE BOARD

     The Company's Board has a standing Executive Committee, a standing Compensation Committee and a standing Audit Committee. The Company's Board does not have a Nominating Committee.

     The Executive Committee is empowered by the By-Laws to act, during the intervals between meetings of the Board, and to exercise all powers of the Board in the management and direction of the business of the Company except such powers as, by law, by the Company's Certificate of Incorporation or by the Company's By-Laws, may not be delegated to the Committee. The Executive Committee did not meet during 1996.

     The Audit Committee is empowered by the Board, under the Company's By-Laws, to review the scope and procedures to be followed in the conduct of the audit by the Company's independent auditors and also to review the findings and recommendations by the auditors resulting from the audit. The Committee also meets with the auditors to review the adequacy of the Company's internal controls and any significant changes in the accounting practices or audit reporting requirements followed. The Committee also functions to approve the professional services by the independent auditors, review the independence of the auditors and consider the amount and relationship of the non-audit fees to the audit fees of the auditors. The Audit Committee met two times during 1996.

     The Compensation Committee, whose powers are discussed within the Executive Compensation section of this document, met four times during 1996.

BOARD PARTICIPATION

     The Board conducted seven meetings in person during 1996 in each month January through May, September and October. Three additional meetings were conducted during the months of May, October and December by teleconference. During 1996, all of the nominees for Director who were then Directors attended at least 75 percent of the meetings in person or by teleconference of the Board and of the Committees on which they serve.

                             EXECUTIVE COMPENSATION

     The Company's Executive Compensation Program is administered by the Compensation Committee of the Board of Directors, which is comprised of three independent, non-employee Directors of the Company. The Compensation Committee is empowered by the Board to review the salaries paid to the Company's Officers each year and recommend to the Board any adjustments that it deems appropriate. It also reviews the nature and scope of the services rendered each year by the participants in the Management Incentive Plan of the Company and the corresponding benefits derived by the Company from such services. Then, based on the review of management recommendations, the Compensation Committee awards bonuses to the participants in accordance with the Plan. The Committee also reviews and recommends to the Board the granting and awarding of restricted stock under the Company's Long-Term Incentive Plan and the granting of stock options and Stock Appreciation Rights (SAR's) under the Company's 1995 Omnibus Stock Incentive Plan.

     The following table provides information on the compensation provided by the Company to the Company's Chief Executive Officer and the five most highly paid Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                  --------------------
                                                                  RESTRICTED
                                          ANNUAL COMPENSATION       STOCK       OPTIONS    ALL OTHER
                                          --------------------      AWARDS      SHARES    COMPENSATION
        NAME & POSITION           YEAR     SALARY      BONUS        ($)(3)       (#)          ($)
--------------------------------  -----   --------    --------    ----------    ------    ------------
R. N. Daniel                      1996    $470,000    $170,000     $ 208,069    50,000      $  7,834(1)
  Chairman and CEO                1995    $423,862    $215,000            --    30,000      $  6,186(1)
                                  1994
                                          $399,634    $280,000     $  53,813    25,000      $ 16,387(1)
F. E. Grzelecki                   1996    $410,000    $150,000     $ 178,956    40,000      $  6,186(1)
  President and COO               1995    $363,860    $190,000            --    25,000      $  5,008(1)
                                  1994
                                          $341,354    $240,000     $  38,438    20,000      $ 13,828(1)
P. E. Dixon, Vice                 1996    $179,000    $ 70,000     $  57,369    15,000      $  3,195(1)
  President, General              1995    $164,346    $ 80,000            --    15,000      $  1,995(1)
  Counsel & Secretary             1994    $152,230    $101,000            --     5,000      $  3,453(1)
J. M. McLoone(2), Vice            1996    $164,000    $ 60,000     $  46,238     5,000      $  3,241(1)
  President -- Corporate          1995    $160,885    $ 70,000            --    10,000      $  3,068(1)
  Development & Planning          1994    $151,192    $101,000            --     5,000      $  6,027(1)
S. B. Mudd(3), Vice               1996    $155,139    $ 45,000     $  56,513     5,000      $  4,847(1)
  President and Treasurer         1995    $149,923    $ 70,000            --     5,000      $  4,428(1)
                                  1994
                                          $143,923    $ 92,000     $  18,450     2,000      $  8,215(1)

---------------

(1) Company matching contributions under the 401(k) Savings Plan for Messrs. Daniel, Grzelecki, Dixon, McLoone, and Mudd: (A) for 1996 were $2,250, $2,250, $2,250, $2,250, and $2,250, (B) for 1995 were $2,250, $2,250,
    $1,282, $2,250, and $2,250, respectively, and (C) for 1994 were $2,250,
    $2,250, None, $2,250, and $2,250, respectively.

    The Company maintains a supplemental life insurance program for its Officers providing a variable, appreciable life insurance policy on each participant in an amount equal to four times annual base salary up to retirement and two times such annual base salary after retirement. Such program replaces a predecessor benefit plan whereby, in the event of the death of the Officer, prior to retirement, the Company credited an amount equal to two times the Officer's salary to a deferred compensation account to be paid to his beneficiaries over a period of ten years. This program was funded by the Company purchasing individual insurance policies on the life of each Officer. The costs of this program for Messrs. Daniel, Grzelecki, Dixon, McLoone, and Mudd: (A) for 1996 were $5,584, $3,936, $945, $991, and $2,597, respectively, (B) for 1995 were $3,936, $2,758, $713, $818, and $2,178, respectively, and the costs of the predecessor program: (C) for 1994 were $14,137, $11,578, $3,453, $3,777, and $5,965, respectively.

(2) Employment of Mr. McLoone as Vice President -- Corporate Development & Planning of Handy & Harman ceased on March 3, 1997.

(3) Mr. Mudd retired as the Vice President and Treasurer of Handy & Harman on January 31, 1997.

                                 BASE SALARIES

     Officer salaries were increased based on the recommendations of the Compensation Committee and of an outside independent report. These increases reflected input submitted by the Company's Chief Executive Officer and the Committee's assessment of the individual performance contributions of each Officer over the past year. The base salary of each Officer is determined by the Compensation Committee annually. While the Committee uses the benchmarks as a reference point, a particular Officer's base salary may vary depending upon his salary history, experience, performance and salary guidelines imposed by the budget.

                        ANNUAL INCENTIVE AWARDS FOR 1996

     The Company maintains the Management Incentive Plan (MIP), which is an annual incentive program that rewards selected Officers and other key employees each year based on their contributions to the profits of the Company. Prior to the start of each Plan year, the Chief Executive Officer recommends those Officers designated as Plan participants for the upcoming year. Final selection of each participant rests with the Compensation Committee. For the 1996 fiscal year, all Officers were selected for participation in the Plan.

     The available incentive pool for Officers and selected corporate management participants is determined by a formula that represents seven and one half percent of consolidated pre-tax earnings in excess of 15 percent of shareholders' equity. An individual participant's award may not exceed 100 percent of the participant's salary in the fiscal year for which the Incentive Award was earned. If the excess earnings criterion is not met, at the sole discretion of the Committee, based upon the recommendation of the Chief Executive Officer, an amount may be provided for Awards to participants to recognize overall effort of achieving objectives which enhance the Company's long-term growth potential. However, any discretionary Award may not increase an employee's total Incentive Award under this provision to an amount in excess of 25 percent of the participant's base salary.

     For the 1996 fiscal year, corporate pre-tax earnings were in excess of the minimum shareholders' equity requirement and Incentive Awards to Officers ranged from 14 percent to 39 percent of base salary.

                                 STOCK OPTIONS

                HANDY & HARMAN 1995 OMNIBUS STOCK INCENTIVE PLAN
 (SUCCESSOR TO THE HANDY & HARMAN LONG-TERM INCENTIVE STOCK OPTION PLAN ADOPTED
                                    IN 1991)

     This Plan is intended to promote the interests of the Company and the stockholders of Handy & Harman by providing officers and other employees of the Company (including directors who are also employees of the Company) with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the Company and to acquire a proprietary interest in the long-term success of the Company.

     After incorporating remaining "shares available for option" from the predecessor plan, the combined number of shares subject to award under this Plan adopted at the 1995 Annual Meeting of Shareholders shall not exceed 1,000,000 shares of Common Stock. The Compensation Committee of the Board of Directors may grant options, stock appreciation rights (tandem or stand alone), shares of restricted or phantom stock and stock bonuses, in such amounts and with such terms and conditions as the Compensation Committee shall determine, subject to the provisions of the Plan. Commencing one year after the date of grant, each option becomes exercisable cumulatively at the rate of 25 percent per year (20 percent for predecessor plan awarded options) and will expire ten years from the date such options were granted. Transactions under this successor Plan and the predecessor plan (1994 and prior) are summarized below:

                                               SHARES
                                              AVAILABLE             SHARES UNDER OPTION
                                                FOR            ------------------------------
                                               OPTION          SHARES         RANGE OF PRICE
                                              --------         -------       ----------------
    Balance, January 1, 1994 ..............    348,200         648,000       $ 9.625-15.3125
    Options granted........................   (118,000)        118,000       $13.75 -16.625
    Options exercised......................         --         (27,000)      $ 9.625-12.625
    Options expired........................     23,000         (23,000)      $12.625
                                              --------         -------       ----------------
    Balance, December 31, 1994.............    253,200         716,000       $ 9.625-16.625
    Increase in shares subject to award....    746,800
    Options granted........................   (162,000)        162,000       $15.125-15.438
    Options exercised......................         --         (22,800)      $ 9.625-12.937
    Options expired........................     28,200         (28,200)      $11.313-16.625
                                              --------         -------       ----------------
    Balance, December 31, 1995.............    866,200         827,000       $ 9.625-16.625
    Options granted........................   (260,000)        260,000       $17.75 -18.625
    Options exercised......................         --         (78,500)      $ 9.625-16.625
    Options expired........................     48,800         (48,800)      $12.625-16.625
                                              --------         -------       ----------------
    Balance, December 31, 1996.............    655,000         959,700       $ 9.625-18.625
                                              ========         =======       ==============

     During 1996 options to purchase 260,000 shares of Common Stock were awarded and, as of December 31, 1996 options to purchase 959,700 shares of Common Stock were outstanding and no SAR's had been issued. The exercise price of each option cannot be less than 100 percent of the fair market value of a share of common stock at the time the option is granted.

     The Company's 1991 Long-Term Incentive Stock Option Plan, which covered a maximum of 1,000,000 shares of the Company's Common Stock, was approved at the 1991 Annual Meeting of Shareholders. Such plan permitted the grant of non-qualified stock options and SAR's. Outstanding shares under option for this plan were incorporated into the successor Handy & Harman 1995 Omnibus Stock Incentive Plan, as stated above.

     During 1996, options were granted to the Executive Officers named below. SAR's may be granted under the 1995 Omnibus Stock Incentive Plan, but no such rights are outstanding. Shown below is information concerning stock option grants to any named Executive Officer who was granted a stock option during 1996:

                            STOCK OPTION GRANTS 1996

                                                                                      POTENTIAL
                                                                                     REALIZABLE
                                                                                  VALUE AT ASSUMED
                              INDIVIDUAL GRANTS                                    ANNUAL RATES OF
-----------------------------------------------------------------------------        STOCK PRICE
                                                        EXERCISE                  APPRECIATION FOR
                               OPTION/                  OR BASE                    OPTION TERM(1)
                                SARS                     PRICE     EXPIRATION   ---------------------
                               GRANTED                   ($/SH)       DATE         5%         10%
                               -------                  --------   ----------   --------   ----------
                                          % OF TOTAL
                                           OPTIONS
                                          GRANTED TO
                                         EMPLOYEES IN
                                         FISCAL YEAR
                                         ------------
R. N. Daniel.................  50,000          19%       $17.75     09/26/06    $558,000   $1,414,500
F. E. Grzelecki .............  40,000          15%       $17.75     09/26/06    $446,400   $1,131,600
P. E. Dixon..................  15,000           6%       $17.75     09/26/06    $167,400   $  424,350
J. M. McLoone................   5,000           2%       $17.75     09/26/06    $ 55,800   $  141,450
S. B. Mudd...................   5,000           2%       $17.75     09/26/06    $ 55,800   $  141,450

---------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to the optionee is possible without an increase in stock price which will benefit all shareholders commensurately.

     The exercise price of the options granted is equal to the market value of the shares on the date of the grant. These options become exercisable at the cumulative rate of 25% per year on each of the first four anniversary dates.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FOR YEAR-END OPTION/SAR VALUES

     The following table provides information with respect to options exercised by any named Executive Officer during 1996. In addition, this table provides the number and information with respect to unexercised options to purchase shares as of December 31, 1996:

                                                                  NUMBER OF
                                                                 UNEXERCISED         VALUE OF
                                                               OPTIONS/SARS(1)      UNEXERCISED
                                                                                  IN-THE-MONEY(2)
                                                                                   OPTIONS/SARS
                                                               AT YEAR-END(#)     AT YEAR-END($)
                                     SHARES                    ---------------   -----------------
                                   ACQUIRED ON      VALUE       EXERCISABLE/       EXERCISABLE/
              NAME                 EXERCISE(#)   REALIZED($)    UNEXERCISABLE      UNEXERCISABLE
---------------------------------  -----------   -----------   ---------------   -----------------
R. N. Daniel.....................      None           None     140,000/102,500   $466,731/$135,007
F. E. Grzelecki .................      None           None      133,750/83,750   $448,323/$114,350
P. E. Dixon......................     6,000        $28,377       11,350/31,650   $ 37,407/$ 40,595
J. M. McLoone....................      None           None       18,500/21,500   $ 78,566/$ 49,565
S. B. Mudd.......................      None           None       23,850/11,150   $109,382/$ 15,432

---------------

(1) No stock appreciation rights are outstanding.

(2) The value of the unexercised in-the-money options is calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's Common Stock on the New York Stock Exchange at December 31, 1996 ($17.50) and the exercise price for these shares. These values have not been realized.

                            LONG-TERM INCENTIVE PLAN

     The Company's Long-Term Incentive Plan is a performance-based restricted stock Plan where every other year key executives earn the right to receive shares of Company stock based on achievement of pre-established financial and individual performance goals. Plan participants are selected by the Compensation Committee and include the five highest paid Officers. An aggregate of 62,750 shares of restricted stock were awarded in 1996, including awards to Messrs. Daniel, Grzelecki, Dixon, McLoone and Mudd.

     The Plan establishes overlapping cycles with each cycle encompassing five fiscal years. Shares of restricted stock are awarded based on the results attained on the selected performance measures over the first three years of a cycle (Performance Period). The subsequent two-year time frame represents the period when restrictions lapse and the stock is earned (Earn-out Period). Shares are earned-out at the rate of 50 percent per year. Awards are made in the Spring of the year immediately following the third year of each Performance Period. During the Earn-out Period, the shares are held by the Company in escrow for the executive. The executive receives dividends on the restricted stock during the two-year Earn-out Period.

     The number of restricted shares granted for each cycle is determined by a formula that considers the executive's base salary, the market value of the Company's stock and the executive's duties and responsibilities. The grant guidelines were developed by an independent compensation consultant hired by the Company.

     Long-term objectives are established under the Plan which reflect both Quantitative and Qualitative measures. Results achieved on the Quantitative component determine 70 percent of the restricted share Award and results achieved on the Qualitative component determine 30 percent of the Award.

     The Quantitative measures include the following:

     - Average Annual Return on Shareholders' Equity

     - Average Annual Operating Income

     Qualitative performance measures include specific goals developed under several categories. Each goal is also weighted according to its relative importance to the executive's position.

     At the end of each three year cycle, the Compensation Committee determines the number of shares to be awarded to each executive based upon the actual performance compared to the Objectives.

     Based on the four cycles completed under this Long-Term Incentive Plan covering the nine year period from 1987 through 1996, a total of 138,050 shares of stock have been awarded net of forfeitures. The number of key management participants in each cycle has been between 20 and 35.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OFFICER COMPENSATION POLICY

     In making determinations regarding compensation, the Committee takes into account the duties of the respective employee and their contribution to the success of the Company. In accordance with the Rules and Regulations established by the Securities and Exchange Commission, the Company is required to disclose certain compensation policies and practices applicable to the Chief Executive Officer and all other Officers regarding compensation actions taken in 1996. For this purpose, the members of the Committee, Messrs. Cornelia, Abramson and Sotos, have prepared this report.

     The Compensation Committee supports several important policies as a framework for administering the Executive Compensation program. THESE POLICIES ARE DESIGNED TO 1) ALIGN THE INTERESTS OF EXECUTIVES WITH THE LONG-TERM INTEREST OF SHAREHOLDERS, 2) PROVIDE COMPETITIVE LEVELS OF COMPENSATION THAT INTEGRATE PAY WITH THE COMPANY'S SHORT AND LONG-TERM PERFORMANCE OBJECTIVES, 3) ATTRACT, MOTIVATE AND RETAIN KEY EXECUTIVES AND 4) STRIVE FOR FAIRNESS IN THE APPLICATION OF PAY POLICIES ALONG WITH COMMUNICATIONS PROGRAMS TO ASSURE THAT ALL KEY EXECUTIVES UNDERSTAND THE ADMINISTRATION PROCEDURES.

     The Committee is mindful of the new provision of the Internal Revenue Code which may have the effect of disallowing the Company's deduction for Executive Compensation over one million dollars in any year for each of the Executive Officers named in the Summary Compensation table. The Committee will monitor this issue closely and determine what actions, if any, should be taken with respect to its Executive Compensation policies in order to preserve this deduction.

     Currently, executive compensation is comprised of base salary, annual incentive bonuses, long-term incentive opportunities in the form of performance-based restricted stock, stock options and SAR's and supplemental executive benefits. As an employee's responsibility level increases, total compensation emphasizes variable pay based on performance objectives over annual base salary.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The policies and programs described above served as the basis for determining the compensation of the Company's Chief Executive Officer.

     During 1996 the Board did not increase Mr. Daniel's base salary and remained at the same level as in 1995; namely, $470,000. Based on performance, total compensation considerations and an outside independent report on salary levels of Chief Executive Officers of comparable organizations, the Compensation Committee, therefore, determined that Mr. Daniel's annual salary was competitive at its current rate.

     Mr. Daniel's bonus Award of $170,000 for 1996 was determined in accordance with the Management Incentive Plan of the Company based upon 1996 earnings, which were in excess of the net earnings requirement.

     Mr. Daniel received the stock option grants in 1996 indicated on the above table entitled "Stock Option Grants 1996".

                                    PENSIONS

     The Company maintains the Handy & Harman Pension Plan, a defined benefit pension plan, which provides benefits generally to all salaried employees. The annual benefit for each participant that retires at Normal Retirement Age (age
65) with at least 25 years of service is equal to 50 percent of career average pay minus $1,125. A proportionately reduced benefit is provided for retirement at age 65 with less than 25 years of service. The formula is applied to earnings averaged over the period from January 1, 1993, to retirement, with a minimum of five years of earnings included in the average. This definition of Average Earnings was adopted in 1992. Prior to the Amendment, the benefit was based on the highest consecutive five years of earnings. Plan benefits accrued prior to October 31, 1992, are subject to annual Cost of Living Adjustments up to a maximum of four percent per year.

     Career Average Pay only includes salary, not bonuses or other incentive compensation. The Company maintains the Supplemental Executive Retirement Plan ("SERP") to provide Corporate Officers the amount of reduction in their formula pension benefits under the Handy & Harman Pension Plan on account of the limitation on pay under Section 401(a)(17) of the Internal Revenue Code (which for 1997 is $160,000), and the limitation on benefits under Section 415 of the Internal Revenue Code (which for 1997 is $125,000). The SERP also applies the Handy & Harman Pension Plan formula to the Career Average Pay after including 25 percent of the amounts received under the Company's Management Incentive Plan for services in 1995 and subsequently (50 percent for services prior to 1995). Amounts received under the SERP are not subject to Cost of Living increases.

     The following Table shows the projected Annual Retirement Benefits, payable on the basis of ten years of certain payments and thereafter for life, to each of the individuals listed in the Summary Compensation Table at age 65 assuming continuation of employment to age 65 (except for Mr. McLoone, as discussed above, footnote (2) on page 6). The amounts shown under Salary reflect the current rate of salary as plan compensation for Messrs. Daniel, Grzelecki, Dixon, McLoone and Mudd of $470,000, $410,000, $179,000, $164,000, and $160,000,
respectively, and include the benefits payable under both the Handy & Harman Pension Plan and the SERP. The amount of benefits shown under Bonus would be payable under the SERP and assumes continuation of the amount of Bonus for 1996 shown in the Summary Compensation Table (except for Mr. McLoone, who is not eligible for a benefit under the SERP).

                           EXECUTIVE PENSION BENEFITS

                                                                    ANNUAL RETIREMENT BENEFITS FROM:
                         NORMAL RETIREMENT                         ----------------------------------
         NAME                DATE (NRD)         SERVICE AT NRD      SALARY       BONUS        TOTAL
-----------------------  ------------------    ----------------    ---------    --------    ---------
R. N. Daniel...........  October 1, 2000       29 yrs.             $ 217,000    $ 26,956    $ 243,956
F. E. Grzelecki........  July 1, 2002          13 yrs.                99,385      12,090      111,475
P. E. Dixon............  September 1, 2009     16 yrs. 10 mos.        57,622       6,198       63,820
J. M. McLoone..........  December 1, 2007      15 yrs. 5 mos.         14,695           0       14,695
S. B. Mudd.............  January 31, 1997      22 yrs. 3 mos.         64,236       8,882       73,118

     During 1992 the Company entered into an individual retirement agreement with Mr. Grzelecki which provides an additional retirement benefit commencing on July 1, 1997, or his later retirement from the Company. The amount of monthly pension vested as of June 30, 1996, was $5,000, which increases by an additional $1,000 each subsequent June 30 during his continued employment up to a maximum of $6,000 per month. The pension provides for benefits on the basis of a ten year certain payment and for life thereafter. The Company has purchased an annuity policy to provide a reserve for payment of its obligation of the $5,000 per month pension accrued at June 30, 1996, although the Company continues to be liable for payments under the agreement.

                           COMPENSATION OF DIRECTORS

     Each Director of the Company, other than each Officer who was also a Director, was compensated quarterly for all services as a Director including regular Board attendance at the rate of $23,400 per annum, which rate has been in effect since May 1, 1995. No extra amount is payable for Committee participation or special assignment.

     The Company carries insurance providing indemnification, under certain circumstances, to all the Directors and Officers of the Company for claims against them by reason of, among other things, any act or failure to act in their capacities as Directors or Officers. The current annual premium is $239,400, all of which is paid by the Company. No sums have been paid to any past or present Director or Officer of the Company under this or any prior indemnification insurance policy.

     The Handy & Harman Outside Director Stock Option Plan (the "Directors' Plan") which was approved by the shareholders in 1990, provides for the granting of options to each non-employee member of the Company's Board of Directors. The purpose of the Directors' Plan is to foster and promote the long-term financial success of the Company and materially increase shareholder value by enabling the Company to attract and retain the services as Directors of outstanding individuals whose judgement, interest and special effort are essential to the successful conduct of the Company's business and affairs.

     The Directors' Plan provides for the granting of options to Directors of the Company (who are not employees of the Company) to acquire an aggregate of 100,000 shares of Common Stock of the Company. The Directors' Plan provides that annual grants of options are to be made on the first business day of each year to purchase an amount of shares determined by dividing 50 percent of the annual retainer fee of each outside Director by the fair market value of a share of Common Stock on the date of grant. The options are exercisable for ten years after the date of grant. The exercise price is one dollar per share and upon exercise payment must be made in full in cash or cash equivalents. No options may be granted after September 28,

1999. See footnote (6) to the table following the list of nominees for Directors under the caption "Election of Directors" above.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                        AND CHANGE IN CONTROL AGREEMENTS

     The Company has entered into agreements with Mr. Daniel in 1986 and Mr. Grzelecki in 1989 providing that if, after a change in control (as defined in the agreements) of the Company, the Officer's position, duties, responsibilities, status with the Company, base salary, employee benefits or location are changed in a manner materially adverse to that Officer's interest, then he may designate such change as an event which "triggers" a three-year period of guaranteed employment of the Officer by the Company. In December 1988 the Board authorized amendments to these agreements to: (i) conform the definition of "change in control" to the broader definition contained in the Company's employee benefit Plans; and (ii) provide that the Company would reimburse the Officers for any excise tax (and any income and excise tax due with respect to such reimbursement) imposed on payments made to such Officers in connection with a "Change In Control" of the Company pursuant to Section 280 G of the Internal Revenue Code of 1986, as amended.

     In 1989 the Company entered into an agreement with Mr. Daniel which replaced the one entered into with him and the other Corporate Officers of the Company in 1986 (the "Daniel Agreement"). The Daniel Agreement provided for a three year period of employment commencing on May 1, 1989, which may be (and was) extended May 1 of each year 1992-1996 for an additional three-year term. If not so extended, the Daniel Agreement terminates at the end of its then current term. Effective October 1, 1995, the Board set Mr. Daniel's base salary at $470,000 per annum and this amount may be increased at the discretion of the Board. He is also entitled to participate in Company Benefit Plans, including the Management Incentive Plan and the Omnibus Stock Incentive Stock Plan. If the Company should terminate the Daniel Agreement other than for cause (as defined therein) or Mr. Daniel should terminate it for good reason (as defined therein), the Company is obligated to pay Mr. Daniel a lump sum amount equal to the Base Salary he would receive to the end of the then current employment period plus an amount equal to the Management Incentive Plan payment he last received times the remaining years of the employment period or portions thereof. He also would become entitled to additional pension benefits under the Handy & Harman Pension Plan. The Company has also agreed to an amendment to the Daniel Agreement providing that, when his employment by the Company ends for whatever reason (other than for cause as defined therein), he would be entitled to medical benefits for him and his wife during their lives without cost to them in the same manner as then currently provided for active senior Officers of the Company.

     The Company entered into a new Amended and Restated Agreement with Mr. Grzelecki providing that, when his employment by the Company ends, he will be entitled to severance rights of one year's salary payable over a five year period, unless accelerated; plus: (i) the supplemental retirement benefit described above under the caption "Executive Pension Benefits," (ii) medical benefits for him and his wife during their lives without cost to them in the same manner as then currently provided for active senior Officers of the Company, (iii) certain adjustments of the exercise periods of outstanding stock options and (iv) subject to limitations, office space and secretarial services for a four year period.

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return to the cumulative total return of the "Standard & Poor's 500 Stock Index" and a peer industry group of companies. The Company is classified in the "Metal Fabricating" industry by "The Value Line Investment Survey" and in the "Precious Metals" industry group by Dow Jones. The Company has selected as its peer industry the composite of the Companies in The Value Line and Dow Jones groupings.

                               PERFORMANCE CHART

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)           HANDY & HARMAN          S&P 500           PEER GROUP
1991                                            100.00              100.00              100.00
1992                                            128.16              107.62               97.72
1993                                            134.42              118.46              140.59
1994                                            139.60              120.03              132.46
1995                                            152.18              165.13              156.76
1996                                            163.69              203.05              184.27

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board has appointed the firm of KPMG Peat Marwick LLP as the independent auditors of the Company for 1997. KPMG Peat Marwick LLP and its predecessors have served as the Company's auditors for a number of years. KPMG Peat Marwick LLP has advised the Company that no member of the firm has any direct or material indirect financial interest in the Company or its subsidiaries, other than as independent auditors. A representative of KPMG Peat Marwick LLP is expected to be present at the Meeting with an opportunity to make a statement if he desires to do so and to be available to respond to appropriate questions.

     A majority of the votes cast at the Meeting is required to approve the selection of auditors. If the shareholders do not ratify the appointment of KPMG Peat Marwick LLP as independent auditors, the Board will consider selection of another accounting firm.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP.

                                 OTHER BUSINESS

     Management knows of no other business which will be presented for consideration at the Meeting. However, if any other business is properly brought before the Meeting or any adjournment thereof, the persons appointed as Proxy Agents in the accompanying Proxy will vote thereon in accordance with their best judgement.

SHAREHOLDER PROPOSALS FOR 1998

     Shareholders intending to nominate director candidates for election at the 1997 Annual Meeting or to bring any other matter before the 1998 Annual Meeting must deliver written notice, including specified information, to the Secretary of the Company not less than 50 days nor more than 75 days prior to the 1998 Annual Meeting, provided that if less than 65 days' notice or prior public disclosure of the date of the 1998 Annual Meeting is given or made to shareholders, shareholders must deliver written notice to the Secretary not later than the close of business on the 15th day following the day on which such notice of the date of the 1998 Annual Meeting was mailed or such public disclosure was made. Any matter proposed to be brought before the 1998 Annual Meeting must be timely noticed to the Company as discussed above.

     In addition, proposals by shareholders which are intended to be considered for inclusion in the Company's Proxy Statement and Proxy card for the 1998 Annual Meeting must be received by the Secretary of the Company in writing not later than December 1, 1997. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission.

SOLICITATION OF PROXIES

     The Company will bear the cost of soliciting Proxies for the Meeting. The Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, New York, to assist it in the solicitation of proxies from brokers, banks and other institutional holders. It is estimated that the fees for the services of that firm will be $8,000, and the Company will also reimburse that firm for its reasonable out-of-pocket expenses incurred in connection with providing the services. In addition to solicitation by mail and by Georgeson & Company Inc., the Proxies may be solicited by Officers and regular employees of the Company personally or by telephone, telecopier or telegraph. The Company will reimburse banks, brokers and other nominees, custodians and fiduciaries for their reasonable direct and indirect expenses incurred in forwarding proxy material to beneficial owners and seeking authorization for the execution of Proxies.

           PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

                                          By order of the Board of Directors,

                                          PAUL E. DIXON
                                             Secretary

Dated: April 2, 1997

                                  10-K REPORT

     Upon written request, the Company will provide, without charge, a copy of its Annual Report on Form 10-K, including the financial statements and the financial statement schedules thereto, but without Exhibits, as filed with the Securities and Exchange Commission, for the fiscal year ended December 31, 1996. Copies of the Exhibits will be furnished at the Company's cost for the reproduction, postage and handling thereof. Letters requesting the 10-K Report should be addressed to the Corporate Secretary, Handy & Harman, 250 Park Avenue, New York, New York 10177.

                                 HANDY & HARMAN
P             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                  THE COMPANY FOR ANNUAL MEETING MAY 13, 1997
R
         The undersigned, revoking all prior proxies, hereby appoints Richard N.
O Daniel, Robert E. Cornelia and Gouverneur M. Nichols, or any of them acting in the absence of the others, with full power of substitution,
X the true and lawful proxy agents of the undersigned, to attend the 1997 Annual Meeting of Shareholders of HANDY & HARMAN called to be held at
Y 11:00 A.M., on May 13, 1997 and any adjournments thereof and thereat to vote the shares of stock of said Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present at said Meeting, all in accordance with and as more fully described in the Proxy Statement for said Meeting.

         Election of Directors.   Nominees:        Comments (Change of Address)

           C.A. Abramson                           ----------------------------
           R.E. Cornelia
           R.N. Daniel                             ----------------------------
           G.G. Garbacz
           F.E. Grzelecki                          ----------------------------
           G.M. Nichols
           H.P. Sotos                              (If you have written in the
           E.J. Sussman                             above space, please mark the
           R.E. Tetrault                            corresponding box on the
                                                    reverse side of this card)

         YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING
         THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED    /SEE REVERSE/
         NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE     /    SIDE   /
         WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.  THE
         PROXY AGENTS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN
         AND RETURN THIS CARD.

                                                                [X] Please mark
                                                                    your votes
                                                                    as this


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                                                        FOR   WITHHELD
1. Election of Directors                                [  ]    [  ]
(see reverse)
For, except vote withheld from the following nominee(s):

________________________________________________________

                                                        FOR    AGAINST   ABSTAIN
2. Ratification of the appointment of KPMG Peat         [  ]    [  ]      [  ]
   Marwick LLP, as auditors.

3. In their discretion, upon such other business as may properly come before the Meeting.

[ ] Change of Address/Comments on Reverse Side.

 Receipt of the 1996 Annual Report to Shareholders and the Notice of Meeting and Proxy Statement with respect to the aforesaid Meeting is hereby acknowledged.


Signature(s)___________________________________________ Date ___________, 1997

NOTE: Please date and sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.